EXHIBIT 99.1

Terra Tech Provides Progress Update on San Leandro, CA Dispensary and Production Facility

NEWPORT BEACH, Ca. – February 28, 2017 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech”) or (the “Company”), a vertically integrated cannabis-focused agriculture company, today provided a progress update on its dispensary and production facility in San Leandro, California. The Company announced in October 2016 that its Blüm subsidiary had been granted a license by the City of San Leandro, California, to open a new retail facility.

After receiving the license from the city of San Leandro, Terra Tech executed a lease for 13,300 square feet of industrial space in San Leandro’s industrial corridor. The company is in the final stages of designing both a dispensary and cutting edge production facility, in addition to a community meeting space. Demolition of the interior space was completed on January 20, 2017. The Company is currently awaiting final approval of its Conditional Use Permit and Building Permit from San Leandro’s Planning and Building Departments. The company expects to complete construction of the dispensary by the end of the third quarter of 2017 and be open to the public by the fourth quarter of 2017. The production lab and community meeting space are anticipated to be completed in the fourth quarter of 2017 and at full production capacity by the end of the first quarter of 2018.

Derek Peterson, Terra Tech Chief Executive Officer, stated, "California is our largest market and we are pleased to expand our footprint into San Leandro, a city that is on the move and an upcoming hub of innovation. The new Blüm retail location will not only supply a range of superior grade medical cannabis products from a multitude of reputable providers, but it will also be supported by a new, state-of-the art production facility which will increase the availability of our proprietary IVXX™ brand of premium medical cannabis, flowers, shatters, wax and oils.”

Salwa Ibrahim, Executive Director of Blum, commented, "This was a long permitting process but we couldn't be more happy to be building a new facility here that we can all be proud of. This expansion is yet another step in our evolution into a nationwide provider of superior grade product and we look forward to issuing further updates as we continue to make progress with construction work at this location.”

About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, MediFarm LLC and GrowOp Technology. Blüm’s retail medical cannabis facilities focus on providing the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions. Blüm offers a broad selection of medical cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech’s MediFarm LLC subsidiaries are focused on medical cannabis cultivation and permitting businesses throughout Nevada. The Company’s wholly-owned subsidiary GrowOp Technology, specializes in controlled environment agricultural technologies.

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For more information about Terra Tech Corp visit: http://www.terratechcorp.com/
For more information about IVXX visit: http://ivxx.com/
For more information about Blüm Nevada visit: http://letsblum.com
For more information about Blüm Oakland visit: http://blumoak.com/
Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline
Follow us on Twitter @terratechcorp
Follow us on Instagram @socal_IVXX
For more information about Edible Garden visit: http://www.ediblegarden.com/
Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts
Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the Company's business, based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to: (i) our ability to integrate Black Oak Gallery, a California corporation ("Black Oak"), as well as vitamin and dietary supplement lines, into the Company's operations, (ii) product demand, market, and customer acceptance of the Company's products, (iii) the Company's ability to obtain financing to expand our operations, (iv) the Company's ability to attract qualified sales representatives, (v) competition, pricing and development difficulties, (vi) the Company's ability to conduct the business of IVXX, Inc., the contemplated businesses of MediFarm, LLC, MediFarm I, LLC, and MediFarm II, LLC, if there are changes in laws, regulations, or government policies related to cannabis, (vii) the Company's ability to conduct operations if disease, insects, or mites affect Edible Garden Corp.'s produce, herbs, and floral products, and (viii) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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